CMA MULTI-STATE MUNICIPAL SERIES TRUST

CMA CALIFORNIA MUNICIPAL MONEY FUND

SERIES NO. 4

FILE # 811-5011

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/27/01	State of CA 2001-02 Revenue Notes 3.25% 06/28/02	$51,000,000.	$5,700,000,000.	Lehman Brothers
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